Exhibit 99.1

Yayi International Reports Third Quarter Fiscal Year 2011 Financial Results

Feb. 15, 2011 -- Yayi International Inc., (OTC Bulletin Board:YYIN) ("Yayi International" or "the Company"), the first mover and a leading producer and distributor of premium goat milk formula products for infants, toddlers, young children, and adults in the People’s Republic of China (“China”), today announced unaudited financial results for the third quarter of fiscal year 2011 ended December 31, 2010.

Third Quarter Highlights

  Net sales increased 29.1% to $6.3 million from $4.9 million in the prior year period

  Gross profit increased 13.0% to $3.9 million from $3.4 million in the prior year period

  Gross margin was 61.0% compared to 69.7% in the prior year period

  Net loss was $0.3 million, or $0.01 per diluted share, compared to net income of $0.5 million, or $0.01 per diluted share, for the prior year period

  Adjusted net loss was $0.1 million, or $0.01 per diluted share, compared to $0.6 million, or $0.01 per diluted share, for the prior year period

Ms. Li Liu, Chief Executive Officer of Yayi International, commented, "We were pleased to achieve year-over-year sales growth despite a challenging business climate and generate $1.7 million of cash from operations during the third quarter. In August 2010, the Chinese media began reporting hormone additions found in domestic infant formula had created health problems for infants throughout China. Though testing by the Ministry of Health later showed these allegations to be unfounded, the news has once again stirred up consumer anxiety and distrust among China’s fragile infant formula industry, which had just begun to recover from the melamine crisis. Despite the challenging environment, we have made significant progress on building a strong foundation for our company’s future growth.”

Ms. Liu continued, “Our portfolio restructuring efforts have begun to yield positive results. We have analyzed our original 58 product varieties to identify the 10 best performing varieties to better concentrate our market development efforts and repositioned ourselves as a premium infant milk powder producer. As with the second fiscal quarter, we have achieved higher net sales with our 10 product varieties than with the original 58 product varieties in the prior year period. Moving forward, we will build upon the success drivers of these products to further enhance our product offerings. We also benefitted from a healthy rise in sales price per unit to $23 per kilogram from $18 per kilogram. Although the market conditions may remain challenging for the next few quarters, we believe that the high quality of our product and the strength of our brand will ultimately translate to strong sales growth and profitability.”

Third Quarter Fiscal 2011 Financial Performance

For the three months ended December 31, 2010, net sales increased 29.1% to $6.3 million from $4.9 million in the prior year period. The increase was driven by a 26.5% increase in unit sales price to $23 per kilogram from $18 per kilogram due to a revenue shift towards premium formula products along with an increase in sales volume of 1.9% . Third quarter 2011 net sales included slotting fees of $1.5 million reflecting the Company’s shift towards distribution through nationwide supermarket chains.

Gross profit for the three months ended December 31, 2010 increased 13.0% to $3.9 million on a year-over-year basis. Gross profit margin narrowed to 61.0% from 69.7% in the prior year period, which was attributable to rising raw material costs as well as an increase in product promotion costs as the Company continued its aggressive consumer marketing activities to aid its product portfolio transformation.

Operating loss was $0.4 million compared to an operating profit of $1.3 million for the prior year period. Operating expenses for the fiscal third quarter increased to $4.2 million from $2.2 million for the prior year period. Sales and marketing expense increased by 88.7% to $3.1 million from $1.6 million in the prior year period as the Company continued to invest in building its “Milkgoat” brand. Furthermore, the Company continued to strengthen its distribution capability through methods such as hiring temporary promoters and conducting a sales roadshow program across 23 provinces and municipalities during the quarter to drive product awareness and brand equity. General and administrative expense increased to $1.1 million from $0.5 million, reflecting stock-based compensation expense of $0.5 million as well as increased salary costs to strengthen the senior management team.

Net loss was $0.3 million, or $0.01 per basic and diluted share, compared to net income of $0.5 million, or $0.02 per basic share and $0.01 per diluted share for the prior year period.

Adjusted net loss available to common shareholders was $0.1 million, or $0.01 per basic and diluted share compared to adjusted net income of $0.6 million, or $0.02 per basic share and $0.01 per diluted share, for the prior year period. For a full reconciliation of adjusted net income, please refer to the reconciliation table at the end of the release.

Nine Months Financial Performance

Net sales for the nine months ended December 31, 2010 increased 25.8% to $22.4 million, from $17.8 million for the same period of 2009. Gross profit increased 18.8% to $14.3 million from $12.1 million from the prior year period. Operating income was $0.1 million compared to $5.9 million in the prior year period. Net loss attributable to common shareholders was $0.7 million, or $0.03 per diluted share, compared to net income of $3.5 million, or $0.09 per diluted share, for the prior year period. Adjusted net income available to common shareholders was $0.4 million, or $0.01 per diluted share for the nine months ended December 31, 2010 compared to net income of $3.8 million, or $0.09 per diluted share for the prior year period.

Financial Condition

As of December 31, 2010, Yayi International held $11.4 million in cash and cash equivalents. Cash flows used in operating activities for the first nine months of fiscal 2011 were $1.7 million.

Operational Updates

The Company is in the process of renewing its production licenses with China’s General Administration of Quality Supervision, Inspection and Quarantine (AQSIQ). Following the media hormone allegations, AQSIQ released a new regulation requiring all domestic dairy producers to reapply for production licenses by the end of calendar year 2010 or face suspension in March 2011. The Company will provide an update as new material information becomes available.

The Company expects its Jinghai Tianjin facility to start operations by the end of the third fiscal quarter of fiscal 2012, provided that it is successful in obtaining the required license and completing the necessary equipment installations.

Financial Outlook

The Company is now expecting revenues to be in the range of $26 million to $28 million for the 2011 fiscal year. This forecast reflects the Company’s current and preliminary view, which is subject to change.

Ms. Liu added, “We have chosen to adjust our guidance due to the recent turbulence of China’s infant formula market, which has created a challenging environment for implementing our transformation strategy. AQSIQ’s inspections have disrupted our normal manufacturing schedules and the roll out of our supermarket-focused distribution strategy has been slower than expected in the second half of calendar 2010. To adapt to the challenges we have encountered, we plan to refocus our efforts on infant-maternity stores to capitalize upon their greater repeat sale potential and shorter sales cycle. This will allow us to boost our short-term sales as we continue to execute on our long-term supermarket expansion plan.”

“Furthermore, we believe the recent scandal will change the competitive landscape of China’s infant formula market and create opportunities for market share gains as less established players in the goat milk segment may be forced to exit the market. We expect more visibility after March 2011 when the approval process for new licenses is finalized. In the meantime, we are confident that our dual-pronged approach of developing infant-maternity stores while continuing to execute on our supermarket penetration strategy will build a solid foundation for our future growth momentum and profitability.”

About Yayi International

Yayi International is the first mover and a leading producer and distributor of premium goat milk formula products for infants, toddlers, young children and adults in China. Its current formula product lines are targeted at the premium market segment and health-conscious consumers. The Company has a vertically-integrated production process. It sources raw goat milk from its proprietary dairy farms and neighboring goat dairy farmers on a long-term contract basis in milk collection centers, which ensures high quality control of its products. The Company's distribution network comprises of a nationwide footprint across China in 23 provinces and municipalities including domestic and multinational supermarkets, infant-maternity store chains, and drug stores as well as catalogue sales and a dedicated online store at Taobao.com.

Forward-looking Statements:

This press release contains certain statements that may include 'forward-looking statements'. All statements other than statements of historical fact included herein are 'forward-looking statements'. These forward looking statements are often identified by the use of forward-looking terminology such as 'believes,' 'expects' or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Financial Tables Follow

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED NET INCOME
(UNAUDITED)

	Three	Three	Nine	Nine
	months	months	months	months
	ended	ended	ended	ended
	December	December	December	December
	31	31	31	31
	2010	2009	2010	2009

Reported net income (loss)	(306,177)	465,080	(725,796)	3,453,305
Amortization of deferred debt issuance cost and accretion of debt discount from convertible notes	429,176	134,411	499,009	337,934
Change in fair value of derivative liabilities	(979,923)	0	(843,037)	0
Expense on make good provision	293,029	0	293,029	0
Stock-based compensation expenses	437,376	0	1,133,854	0
Adjusted net income available to common shareholders	(126,519)	599,491	357,059	3,791,239
Basic weighted average number of shares outstanding	26,454,394	25,352,248	26,433,743	25,117,843
Diluted weighted average number of shares outstanding	26,454,394	42,159,652	26,433,743	41,518,239
Adjusted net income (loss) available to common shareholders per basic shares	(0.01)	0.02	0.01	0.15
Adjusted net income (loss) available to common shareholders per diluted shares	(0.01)	0.01	0.01	0.09

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net sales	$6,334,154	$4,907,998	$22,358,257	$17,772,381

Cost of goods sold	(2,467,795)	(1,486,066)	(8,022,963)	(5,709,145)

Gross profit	3,866,359	3,421,932	14,335,294	12,063,236

Operating expenses:
Sales and marketing expenses	(3,089,641)	(1,637,258)	(10,835,434)	(4,472,077)
General and administrative expenses	(1,127,672)	(521,340)	(3,365,857)	(1,685,565)

Total operating expenses	(4,217,313)	(2,158,598)	(14,201,291)	(6,157,642)

(Loss) income from operations	(350,954)	1,263,334	134,003	5,905,594

Other income (expenses):
Interest income	5,782	4,653	11,292	11,775
Interest expenses	(142,583)	(129,188)	(506,253)	(463,513)
Amortization of deferred financing costs and debt discount	(429,176)	(134,411)	(499,009)	(337,934)
Change in fair value of derivative liabilities	979,923	-	843,037	-
Expense on make good provision	(293,029)	-	(293,029)	-
Other expenses	(1,555)	(222,172)	(26,356)	(266,454)

(Loss) income before income tax	(231,592)	782,216	(336,315)	4,849,468

Provision for income taxes	(74,585)	(317,136)	(389,482)	(1,396,163)

Net (loss) income from operations	(306,177)	465,080	(725,797)	3,453,305

Other comprehensive income
Foreign currency translation adjustment	431,483	(9,709)	1,057,766	(6,347)

Comprehensive income	$125,306	$455,371	$331,969	$3,446,958

(Loss) earnings per share of common stock
- Basic	(0.01)	0.02	(0.03)	0.14
- Diluted	(0.01)	0.01	(0.03)	0.09

Weighted average shares of common stock outstanding
- Basic	26,454,394	25,352,248	26,433,743	25,117,843
- Diluted	26,454,394	42,159,652	26,433,743	41,518,239

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31	March 31
	2010	2010
	(unaudited)	(audited)

ASSETS
Current assets:
Cash and cash equivalents	$10,959,860	$4,727,677
Restricted cash	408,090	28,314
Accounts receivable, net of allowances of $72,881 and $53,771	4,430,164	3,530,937
Other receivable, net of allowances of $11,434 and $22,833	411,594	598,170
Inventories, net of allowances of $0 and $0	4,406,807	2,561,265
Prepaid expenses	2,730,707	1,002,494
Land use rights - current portion	19,487	18,847
Advances	1,211,495	1,560,743
Deferred financing cost - current portion	124,276	-

Total current assets	24,702,480	14,028,447

Property, plant and equipment, net	6,933,357	6,505,130
Livestock, net	603,215	659,584
Goodwill	287,816	278,372
Land use rights	941,863	923,525
Advances on property, plant and equipment	19,179,367	17,816,135
Deferred tax asset	131,762	252,646
Deferred financing cost	923,327	-

Total assets	$53,703,187	$40,463,839

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short term loans	$8,318,461	$6,582,701
Accounts payable	1,686,337	662,120
Other payable and accrued expenses	1,549,906	1,378,890
Advance from customers	45,605	141,136
Income and other tax payable	1,207,874	1,338,194
Accrued sales return	-	45,503
Due to shareholders - current portion	880,301	-
Long term loans - current portion	28,138	40,823

Total current liabilities	13,716,622	10,189,367

Long-term liabilities:
Due to shareholders	4,547,657	5,312,801
Derivative liabilities	3,704,444	-
Convertible notes, net of discount of $3,889,050 and $0	5,030,950	-
Accrued expenses – non current	293,029	-
Long-term loans	-	17,009

	13,576,080	5,329,810

Total liabilities	27,292,702	15,519,177

Commitments and contingencies (Note 16)	-	-
PREFERRED STOCK, par value $0.001, 10,000,000 shares authorized, Series

A 10% non-cumulative redeemable convertible preferred stock, redemption $9.80 per share plus 25% interest from date of issuance to date of redemption, 1,530,612 shares issued and outstanding	14,264,871	14,264,871

STOCKHOLDERS' EQUITY

Common stock, par value $0.001, 100,000,000 shares authorized, 26,454,558 and 26,387,728 shares issued and outstanding, respectively	26,454	26,387
Additional paid-in capital	5,855,124	4,721,337
Statutory surplus reserve fund	1,142,397	1,142,397
Retained earning	3,756,046	4,481,843
Accumulated other comprehensive income	1,365,593	307,827

Total stockholders’ equity	12,145,614	10,679,791

Total liabilities and stockholders' equity	$53,703,187	$40,463,839

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Cash flow from operating activities
Net (loss) income	$(306,177)	$465,080	$(725,796)	$3,453,305
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net foreign currency transaction loss	-	225	-	225
Depreciation of property, plant and equipment	161,814	106,295	430,155	283,192
Depreciation of livestock	24,381	3,076	73,080	7,071
Amortization of land use rights	4,831	-	12,724	-
Amortization of deferred financing costs	16,015	27,531	72,506	52,216
Allowance of bad debts-Accounts receivable	(33,105)	977	16,032	6,504
Allowance of bad debts-Other receivable	(8,412)	3,774	(12,412)	(17,684)
Employee stock-based compensation	437,376	-	1,133,854	-
Sales return allowance	-	(51,502)	(45,520)	(225,288)
Warrant modification expense	-	88,500	-	88,500
Change in fair value of derivative liabilities	(979,923)	-	(843,037)	-
Make good provision	293,029	-	293,029	-
Accretion of debt discount	413,161	106,880	426,503	285,718

(Increase) decrease in operating assets:
Restricted cash	47,001	41,928	29,665	32
Accounts receivable	2,559,711	106,874	(716,068)	338,241
Other receivable	(209,826)	(1,195,027)	210,722	(1,561,712)
Inventories	(400,101)	(192,879)	(1,714,974)	(120,049)
Prepaid expenses	89,701	(3,913)	(1,640,313)	(8,948)
Advances	35,242	(172,805)	422,022	(1,422,469)
Deferred tax asset and current assets	74,585	92,172	128,463	(30,211)

Increase (decrease) in operating liability:
Accounts payable	(205,413)	(154,797)	866,249	(205,548)
Advance from customers	(82,378)	12,712	(98,496)	26,224
Income and other tax payable	(183,833)	(287,040)	(176,197)	(81,547)
Other payable and accrued expenses	(85,504)	89,388	142,288	146,281
Net cash (used in) provided by operating activities	1,662,175	(912,550)	(1,715,521)	1,014,053

Cash flows from investing activities
Purchase of property, plant and equipment	(335,284)	(1,168,489)	(578,270)	(3,365,540)
Advance for construction of factory and warehouse	-	(2,352,316)	-	(5,105,276)
Advance for acquisition of land use rights	-	(796,098)	-	(796,098)
Deposit for purchase of machinery and equipment	(193,816)	(214,876)	(723,842)	(214,876)
Proceeds from sale of livestock	-	-	62,973	12,069
Purchase and breeding of livestock	(50,782)	(90,943)	(60,392)	(95,593)
Net cash used in investing activities	(579,882)	(4,622,722)	(1,299,531)	(9,565,314)

Cash flows from financing activities
Proceeds from short term loans	2,249,881	2,925,675	11,114,894	7,018,912
Repayment of short term loans	-	(2,047,972)	(9,608,176)	(6,466,293)
Proceeds from long term loans	-	-	-	-
Repayment of long term loans	(10,465)	(2,620)	(30,965)	(19,525)
Repayment of convertible debt and accrued interest	-	(56,000)	-	(56,000)
Net proceeds from issuance of Series A preferred stock	-	-	-	14,264,871
Capital contribution from shareholders	-	-	-	5,978
Net proceeds received from issuance of convertible notes	-	-	8,031,819	-
Change in restricted cash in escrow	-	-	(408,090)	-
Dividend paid to previous stockholders of Milkgoat China	-	-	-	(2,544,125)
Due (from) to shareholders	(417)	(900,726)	(6,026)	1,549,581
Net cash provided by financing activities	2,238,999	(81,643)	9,093,456	13,753,400

Effect of exchange rate changes in cash	85,018	4,834	153,779	(38,641)

Net increase in cash and cash equivalents	3,406,310	(5,612,081)	6,232,183	5,163,498

Cash and cash equivalents, beginning of period	7,553,550	12,407,146	4,727,677	1,631,567

Cash and cash equivalents, end of period	$10,959,860	$6,795,065	$10,959,860	$6,795,065